Exhibit 23.3

Rex D. Morris Consultant Reservoir Engineer 600 Leopard, Suite 1314 Corpus Christi, Texas 78401-0439 Office: 1(361) 232-4323 Fax: 1(888) 675-1695

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-3 of ZaZa Energy Corporation (the “Company”) to be filed on or about November 12, 2012 (the “Registration Statement”) of my report, and all references thereto, dated March 14, 2013 relating to the proved and probable reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of January 1, 2012 and (b) all references to my name, in the form and context in which such references appear, including under the heading “Experts,” in the Registration Statement.

/s/ Rex D. Morris
Rex D. Morris
Consultant Reservoir Engineer

Corpus Christi, Texas

November 12, 2013